Exhibit 99.1

           Lancaster Colony Reports First Quarter Sales And Earnings

      COLUMBUS, Ohio, Oct. 30 /PRNewswire/ -- Lancaster Colony Corporation (Nasdaq: LANC) today reported net sales of $267 million for the first fiscal quarter ended September 30, 2003, a three percent decline from the record $276 million achieved in the first quarter last year. Net income was $19,700,000 versus $20,556,000 in the corresponding quarter a year ago. Current year results included pre-tax income of approximately $1.6 million (three cents per share after taxes) related to the liquidation of LIFO inventories carried at substantially lower prior years' costs. Benefiting from the company's share repurchases, basic and diluted earnings per share were 55 cents, off two percent from 56 cents in the first quarter last year.

      John B. Gerlach, Jr., chairman and CEO of Lancaster Colony Corporation, said, "The benefit of higher Specialty Foods sales was offset by rising food commodity costs, a further decline in candle volume and profitability, and a retail environment that continues to be extremely competitive."

      Specialty Foods net sales totaled $155 million, up five percent over the year-ago total. Operating income increased just slightly to $26.3 million versus the first quarter of fiscal 2003 level. Mr. Gerlach said, "We ended the quarter with good volume growth in September. Operating income improvement for the quarter was constrained by higher costs of soybean oil, eggs and certain dairy products. The adverse impact of soybean oil alone exceeded $1.5 million in the quarter."

      Glassware and Candles net sales totaled $56 million, off 18 percent for the quarter, and the segment's operating income was $3.1 million, 24 percent below the year ago level. Lower sales led to curtailed plant production which resulted in less fixed-cost absorption. Mr. Gerlach said, "Slower than expected candle orders appear to be influenced by softer consumer demand and ongoing competitive pressures, especially at opening price points. We are aggressively addressing our candle issues by reorganizing the sales and marketing team and identifying product line improvement opportunities. We also have ongoing programs in place to improve plant efficiencies and reduce costs." The first quarter's LIFO-related income is included in this segment's results.

      Automotive net sales also totaled $56 million for the quarter, a seven-percent decrease from the prior year's first quarter total. Segment operating income for the quarter totaled $3.7 million, remaining at approximately seven percent of sales. Segment income included approximately $0.4 million from a gain on the sale of an idle facility. Mr. Gerlach noted, "Sales of original equipment products were affected by customers reducing their production levels, and higher raw materials costs impacted floor-mat margins. The loss of a large aluminum accessory OEM program was, for the most part, offset by gains in other OEM programs and the aftermarket."

      Mr. Gerlach concluded, "We are encouraged by the continued growth in our largest and most profitable segment, Specialty Foods, although higher ingredient costs may be a factor through at least early calendar 2004. There have been only limited indications of a rebound in candle orders or general economic activity that would benefit our nonfood units. Automotive OEM customers are more actively reviewing existing programs, which can be both an opportunity and a challenge. With these uncertain conditions, we believe that the second half of the current fiscal year offers the best opportunity for fundamental improvement in our operating results. We remain debt-free with solid cash flows, and we ended the past quarter with more than $145 million in cash and equivalents."

      The company's first quarter conference call is scheduled for this morning, October 30, at 10:00 a.m. EST. You may access the call through a live webcast by using the link provided on the company's internet home page at www.lancastercolony.com. The webcast will be archived and available on the company's website.

      This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company may have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Form 10-K filed with the Securities and Exchange Commission.


                          LANCASTER COLONY CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                    (In thousands except per-share amounts)

                                                       Three Months Ended
                                                          September 30,
                                                        2003        2002

    Net sales                                      $  266,652  $  275,821
    Cost of sales                                     210,845     218,135

    Gross margin                                       55,807      57,686
    Selling, general & administrative expenses         24,169      24,886

    Operating income                                   31,638      32,800
    Interest income and other - net                       346         397

    Income before income taxes                         31,984      33,197
    Taxes based on income                              12,284      12,641

    Net income                                     $   19,700  $   20,556


    Net income per common share:(a)
      Basic and diluted                            $      .55  $      .56
    Cash dividends per common share                $      .20  $      .18


    Weighted average common shares outstanding:
      Basic                                            35,763      36,562
      Diluted                                          35,831      36,629

(a) Based on the weighted average number of shares outstanding during each period.


                          LANCASTER COLONY CORPORATION
                    BUSINESS SEGMENT INFORMATION (Unaudited)
                                 (In thousands)

                                                       Three Months Ended
                                                          September 30,
                                                        2003        2002

    NET SALES
      Specialty Foods                              $  154,817  $  147,633
      Glassware and Candles                            56,126      68,210
      Automotive                                       55,709      59,978

                                                   $  266,652  $  275,821


    OPERATING INCOME
      Specialty Foods                              $   26,313  $   26,276
      Glassware and Candles                             3,106       4,077
      Automotive                                        3,651       3,903
      Corporate expenses                               (1,432)     (1,456)

                                                   $   31,638  $   32,800


                          LANCASTER COLONY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                    September 30,  June 30,
                                                       2003         2003
                                                    (Unaudited)
    ASSETS
    Current assets:
      Cash and equivalents                         $  145,633  $  142,847
      Receivables - net of allowance for doubtful
        accounts                                      105,562      88,583
      Total inventories                               167,661     159,412
      Deferred income taxes and other current assets   25,718      23,543

        Total current assets                          444,574     414,385
    Net property, plant and equipment                 160,413     161,111
    Other assets                                       92,652      92,220

          Total assets                             $  697,639  $  667,716


    LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                             $   47,439  $   41,983
      Accrued liabilities                              54,178      42,940

        Total current liabilities                     101,617      84,923
    Other noncurrent liabilities and deferred
      income taxes                                     36,215      35,128
    Shareholders' equity                              559,807     547,665

          Total liabilities and shareholders'
            Equity                                 $  697,639  $  667,716



    SUBJECT TO YEAR-END AUDIT.

SOURCE  Lancaster Colony Corporation
    -0-                             10/29/2003
    /CONTACT: John B. Gerlach, Jr., Chairman and CEO, or John L. Boylan, Vice President, Treasurer and CFO, both of Lancaster Colony Corporation, +1-614-224-7141; or Investor Relations Consultants, +1-727-781-5577, or
lanc@mindspring.com /
    /First Call Analyst: /
    /FCMN Contact: /
    (LANC)

CO:  Lancaster Colony Corporation
ST:  Ohio
IN:  FOD HOU AUT
SU:  ERN CCA